Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to (1) the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of the amended provisions of ASC 835-30, Interest-Imputation of Interest) and, (2) the effectiveness of the Partnership’s internal control over financial reporting, dated February 25, 2016, appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 7, 2016